Exhibit 99.1
ADVENTRX INITIATES COFACTOR PHASE III CLINICAL TRIAL
SAN DIEGO — June 28, 2006 — ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) today announced the initiation of its Phase III pivotal clinical trial for CoFactor® in metastatic colorectal cancer.
This randomized, controlled clinical trial builds on the promising results of earlier studies, to fully investigate the efficacy and safety of CoFactor for patients with first line metastatic colorectal cancer.
Patient eligibility screening for this pivotal trial has begun at several clinical sites. A total of 100 clinical sites in the US are planned for the Phase III study, following institutional review board (IRB) approval of the clinical protocol, credentialing of the investigational team and an on-site inspection and procedural review by the Company prior to drug shipment to the site pharmacy.
“The initiation of this Phase III pivotal clinical trial for CoFactor in metastatic colorectal cancer represents an important milestone for our lead product development program and our business as a whole,” said Evan M. Levine, president and CEO for ADVENTRX. “We are very encouraged by the efficacy and safety data we have seen to date from the CoFactor Phase II trial, which has surpassed most historical 5-fluorouracil plus leucovorin efficacy and safety results from multi-institutional studies.”
CoFactor is being developed to improve the efficacy and safety of the widely used chemotherapeutic drug, 5-fluorouracil (5-FU).
About the Phase III clinical trial
The Phase III clinical trial is a multicenter, 1200 patient, controlled study in first-line treatment of patients with metastatic colorectal cancer. Patients will be equally randomized to two arms containing either CoFactor or leucovorin, each in combination with 5-FU and bevacizumab (Avastin®). The primary endpoint for the study is progression-free survival. Secondary endpoints include response rate, overall survival and incidence and severity of adverse events. The protocol and planned analysis were accepted by the FDA under a Special Protocol Assessment. M. Wasif Saif, MD, MBBS, Associate Professor of Yale University School of Medicine is the national principal investigator. A total of 100 clinical sites in the US are planned for the Phase III study.
About CoFactor
CoFactor (ANX-510) is a folate-based biomodulator drug designed to enhance the activity and reduce associated toxicity of the widely used cancer chemotherapeutic agent 5-fluorouracil (5-FU). CoFactor creates more stable binding of the active form of 5-FU to the target enzyme, thymidylate synthase (TS), improving 5-FU performance. The Company reported Phase II results from an independent radiological assessment that determined an objective response of 35% in first line treatment of metastatic colorectal cancer with CoFactor and 5-FU. The Company also reported preliminary median overall survival of 459 days, median time to tumor progression (TTP) of 162 days, and no study drug-related grade 3 or grade 4 gastrointestinal or hematological toxicity in this Phase II clinical trial.
About ADVENTRX
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing treatments for cancer and infectious disease that surpass the performance and safety of existing drugs, by addressing significant problems such as drug metabolism, toxicity, bioavailability and resistance. More information can be found on the Company’s Web site at www.adventrx.com.
Forward-Looking Statement
This press release contains forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, regarding ADVENTRX. Such statements are made based on management’s current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements regarding ADVENTRX, see the section titled “Risk Factors” in ADVENTRX’s last annual report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as other reports that ADVENTRX files from time to time with the Securities and Exchange Commission. All forward-looking statements regarding ADVENTRX are qualified in their entirety by this cautionary statement. ADVENTRX undertakes no obligation to release publicly any revisions to forward-looking statements to reflect events or circumstances which occur after the date hereof.
Contact:
ADVENTRX Pharmaceuticals
Andrea Lynn
858-552-0866
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